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                                                                Exhibit 10.25


                             [LOGO]


July 14, 1999                                           Eric M. DeMarco
                                                   EXECUTIVE VICE PRESIDENT
                                                    CHIEF FINANCIAL OFFICER
Kevin Claudio
14405 Seabridge Lane
San Diego, CA 92128


Kevin,

I am pleased to offer you the position of Director of Business Operations, reporting directly to me. I am confident that you will make a significant contribution to the growth and progress of the Titan Corporation. I believe you will be provided with a challenging and gratifying work environment conducive to the development and fulfillment of your professional objectives.

Your annual salary will be $129,000 and, subject to the approval of the Board of Directors, we would like to offer you 30,000 shares of Titan stock under our key employee Stock Option Plan. As part of Titan's Management by Objective Bonus Plan you will have the opportunity to earn up to 25% of your salary by achieving the planned profits and cash flow for Titan and by meeting your individual objectives. Additionally, you will receive a car allowance of $300 per month. Finally, if during your first year of employment you are terminated for any reason other than cause you will receive 12 months of salary as severance. If during your second year of employment you are terminated for any reason other than cause you will receive 6 months salary.

Titan has an excellent fringe benefit package including medical, dental and vision plans, life insurance, 401K retirement plan, and paid time off policy. Paid Time Off (PTO) for you will start at 160 hours, plus holidays. As part of Titan's effort to maintain a drug free workplace, you will be required to complete a drug screen following acceptance of this offer. This offer is contingent upon completion of the drug screen and negative test results. Please understand that your acceptance of this offer does not constitute the creation of a contract of employment. This letter is a statement of Titan's desire to employ you with the understanding that your employment may be discontinued at the will of either party by notice to the other. This letter supersedes any prior verbal representations which may have been made to you.

Kevin, I look forward to welcoming you as a member of the Titan team and trust that it will be mutually beneficial association. If you concur, we would like you to begin work as soon as is practical, preferably on Monday, August 2, 1999.

Sincerely,


/s/ Eric DeMarco

Eric M. DeMarco
Executive Vice President
Chief Financial Officer


Offer Accepted:    /s/ [ILLEGIBLE]                Date:   7/14/99
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